THE LIENS, RIGHTS, AND/OR OTHER OBLIGATIONS CREATED IN FAVOR OF ENRON NORTH AMERICA CORP. BY THIS AGREEMENT ARE SUBORDINATE TO THE LIENS, RIGHTS, AND/OR OTHER OBLIGATIONS IN FAVOR OF CONGRESS (AS SUCH TERM IS DEFINED IN THE CONGRESS INTERCREDITOR AGREEMENT DESCRIBED BELOW) AS PROVIDED IN THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT BETWEEN ENRON NORTH AMERICA CORP. AND CONGRESS FINANCIAL CORPORATION (CENTRAL) AS THE SAME NOW EXISTS OR MAY HEREAFTER BE AMENDED, SUPPLEMENTED, MODIFIED, RENEWED, RESTATED, OR REPLACED (THE "CONGRESS INTERCREDITOR AGREEMENT").

                            PLEDGE AGREEMENT
                             (HUNTCO INC.)


	This Pledge Agreement dated as of April 6, 2001 ("Agreement"), is made by HUNTCO INC., a Missouri corporation ("Pledgor"), in favor ENRON NORTH AMERICA CORP. a Delaware corporation ("Secured Party").

                              INTRODUCTION

	Reference is made to (a) the Master Steel Purchase and Sale Agreement dated as of April 6, 2001 (as modified from time to time, the "Master Agreement"), between Huntco Steel, Inc. ("HSI"), and Secured Party, pursuant to which HSI will purchase steel from Secured Party, and (b) the Loan Agreement dated as of April 6, 2001 (as modified from time to time, the "Loan Agreement"), by and among HSI, Pledgor, Huntco Nevada, Inc., HSI Aviation, Inc., Midwest Products, Inc., and Secured Party, pursuant to which Secured Party has agreed to make a loan to HSI on the terms contained therein. It is a condition precedent to Secured Party's obligations under the Transaction Documents and the Loan Documents that Pledgor execute this Agreement in favor of Secured Party. In consideration of the foregoing, Pledgor and Secured Party hereby agree as follows:

Section 1.	Definitions.  Terms defined in the UCC shall have the meanings specified by the UCC. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Loan Agreement. As used herein, the following terms shall have the following meanings:

	"Collateral" means the Pledged Securities, Records, and Proceeds.

	"Pledged Securities" means all of the issued and outstanding shares of stock or units of membership interest (in each case, whether or not certificated and whether or not represented as securities, general intangibles, or otherwise), as applicable, of each Subsidiary of Pledgor, including in each case the shares and units described on the attached
Schedule I, together with all dividends, distributions, cash, instruments, and other proceeds from time to time received or otherwise distributed in respect of the foregoing, including stock and unit rights, options, rights to subscribe, dividends, liquidating dividends, stock and unit dividends, new securities and membership interests, or other properties or benefits to which Pledgor may become entitled to receive on account of such property.

	"Proceeds" means all present and future proceeds of the Pledged Securities, whether arising from the collection, sale, exchange, assignment, or other disposition of any Pledged Securities, including all claims of Pledgor against third parties for impairment, loss, or damage to any Pledged Securities, all proceeds payable under any put, call, hedge, or other protection for the value of any Pledged Securities, and all rights under any indemnity, warranty, or guaranty of or for any of the foregoing, whether such proceeds are represented as money, deposit accounts, accounts, general intangibles, securities, instruments, documents, chattel paper, inventory, equipment, fixtures, or goods.

	"Records" means all present and future contracts, accounting records, files, computer files, computer programs, and other records relating to the Pledged Securities and Proceeds.

	"Secured Obligations" means all (a) all principal, interest, and premium, if any, due under the Loan Agreement and the Note, (b) all fees, reimbursements, indemnifications, and other amounts now or hereafter owed by HSI to Secured Party under the Transaction Documents and the Loan Documents,
(c) the performance of all covenants, agreements, and other obligations of Pledgor under the Transaction Documents and the Loan Documents, and (d) any increases, extensions, renewals, replacements, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the agreements creating the foregoing obligations or any increases, extensions, renewals, replacements, and rearrangements of the foregoing obligations.

	"UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Texas, as amended from time to time, and any successor statute.

Section 2.	Security Interest.

	2.1	Grant of Security Interest.  Pledgor hereby grants to Secured
Party a security interest in all of Pledgor's right, title, and interest in and to the Collateral to secure the payment and performance of the Secured Obligations.

	2.2	Pledgor Remains Liable.  Anything herein to the contrary
notwithstanding: (a) Pledgor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform its obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by Secured Party of any rights hereunder shall not release Pledgor from any obligations under the contracts and agreements included in the Collateral; and (c) Secured Party shall not have any obligation under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform or fulfill any of the obligations of Pledgor thereunder, including any obligation to make any inquiry as to the nature or sufficiency of any payment Pledgor may be entitled to receive thereunder, to present or file any claim, or to take any action to collect or enforce any claim for payment thereunder.

Section 3.	General Provisions.  Pledgor represents and warrants to and
agrees with Secured Party as follows:

	3.1	Ownership. Pledgor has good and marketable title to the
Collateral free from any liens, security interests, assignments, options, adverse claims, restrictions, proxies, and other encumbrances whatsoever, except as permitted by the Loan Agreement. No effective pledge or other transfer regarding the Pledged Securities is in effect other than the security interest granted to Senior Lender under the Pledge and Security Agreement dated as of June 8, 2001 (the "Senior Pledge Agreement") between Pledgor and Senior Lender. No recorded financing statement or similar recording or filing covering any part of the Collateral is in effect or on file in any recording office, except those filed in connection with this Agreement, the Senior Pledge Agreement, or as permitted by the Loan Agreement. Pledgor shall not, without the prior written consent of Secured Party, grant any lien, security interest, assignment, option, restriction, claim, or other encumbrance on or against the Collateral, or lease, sell, or otherwise transfer any of its rights in the Collateral. Pledgor represents that the Pledged Securities are duly authorized and validly issued and constitute the percentage of the issued and outstanding capital stock or units of common membership interests, as applicable, of each such Subsidiary as listed on the attached Schedule I. Pledgor covenants that it shall not permit, nor consent to, the issuance of any additional shares of capital stock or units of membership interest of any such Subsidiary unless Secured Party shall have been provided with 30 days prior written notice of such issuance and all such additional shares or units are pledged to Secured Party under this Agreement upon issuance to secure the payment and performance of the Secured Obligations.

	3.2	Perfection. Except as delivered to Senior Lender, all
certificates or instruments representing the Pledged Securities have been delivered to Secured Party in a form suitable for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, and Pledgor shall deliver to Secured Party in such manner all certificates and instruments representing all of the Pledged Securities acquired by Pledgor after the date of this Agreement and that are required to be pledged pursuant to this Agreement all in form and substance satisfactory to Secured Party. No other authorization, approval, or other action is necessary to perfect such security interests purported to be granted by Pledgor hereunder, to allow Pledgor to perform its obligations hereunder, or to permit Secured Party to exercise its rights and remedies hereunder with respect to Pledgor's Collateral (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

	3.3	Priority.  Except as limited by the Intercreditor and
Subordination Agreement between Secured Party and Senior Lender, the security interest created by this Agreement is first priority, and Pledgor shall preserve and maintain the status of such security interest to the end that this Agreement shall remain a first priority security interest in the Collateral.

	3.4	Use and Condition.

		(a)	So long as no Default or Event of Default shall exist,
Pledgor shall be entitled to receive and retain any cash dividends distributed to Pledgor in respect of the Pledged Securities provided that any: (i) non-cash dividends, instruments, and other property received or otherwise distributed in respect of or in substitution for any Pledged Securities; (ii) cash dividends and other distributions in connection with a partial or total liquidation or dissolution of an issuer of any Pledged Securities or in connection with a reduction of capital, capital surplus, or paid-in-surplus of an issuer of Pledged Securities; and (iii) cash distributed in respect of a redemption of principal of, or in exchange for, any Pledged Securities, in each case shall be promptly delivered to Secured Party (A) to the extent the same constitutes Pledged Securities, to be held by Secured Party as Collateral under this Agreement and (B) as to cash and other property, for disposition in accordance with Section 4.3 and shall, if received by Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Pledgor, and be promptly delivered to Secured Party as Collateral in the same form as so received, with any necessary endorsement

		(b)	With regard to the Pledged Securities, so long as no
Default or Event of Default shall exist Pledgor shall be entitled to exercise any voting and other consensual rights pertaining to the Pledged Securities for any purpose not materially inconsistent with the terms of this Agreement or the other Transaction Documents and Loan Documents. Secured Party shall execute and deliver (or cause to be executed and delivered) to Pledgor all proxies and other instruments that Pledgor may reasonably request to enable Pledgor to exercise the voting and other rights which it is entitled to exercise hereunder and to receive the dividends, distribution, or interest payments which it is authorized to receive and retain hereunder.

	3.5	Further Assurances.

		(a)	Pledgor shall promptly execute and deliver all further
agreements, and take all further action, that may be necessary or that Secured Party may reasonably request, in order to further evidence the security interests granted or purported to be granted hereunder and perfect and protect the same or to enable Secured Party to exercise and enforce its rights and remedies hereunder. Without limiting the foregoing, Pledgor shall at Secured Party's reasonable request: (i) mark conspicuously any tangible Collateral with a legend, in form and substance satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted or purported to be granted hereunder; and (ii) execute stock powers, pledge registration requests, financing statements, amendments and continuations of financing statements, and such other documents and agreements as Secured Party may reasonably request in order to perfect and preserve the security interests granted or purported to be granted hereunder. Pledgor shall furnish to Secured Party from time to time any statements and schedules further identifying and describing any of the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request.

		(b)	During the existence of an Event of Default, Pledgor
agrees that, if Pledgor fails to perform under this Agreement, Secured Party may, but shall not be obligated to, perform Pledgor's obligations under this Agreement and any expenses incurred by Secured Party in performing Pledgor's obligations shall be paid by Pledgor. Any such performance by Secured Party may be made by Secured Party in reasonable reliance on any statement, invoice, or claim, without inquiry into the validity or accuracy thereof. The amount and nature of any expense of Secured Party hereunder shall be conclusively established, absent manifest error, by a certificate of any officer of Secured Party.

		(c)	Pledgor irrevocably appoints Secured Party as Pledgor's
attorney in fact, with full authority to act during the existence of an Event of Default for Pledgor and in the name of Pledgor, to take any action and execute any agreement which Secured Party deems necessary or advisable to accomplish the purposes of this Agreement, including taking actions
Secured Party is expressly authorized to take pursuant to this Agreement
(such as the matters described in paragraph (b) above), instituting proceedings Secured Party deems necessary or desirable to enforce the rights of Secured Party with respect to this Agreement, and taking actions with respect to receiving, endorsing, and collecting instruments made payable to Pledgor representing any dividend, interest payment, or other distribution in respect of the Pledged Securities and giving full discharge for the same. The foregoing power of attorney shall be considered to be coupled with an interest sufficient to make such power of attorney irrevocable, and Pledgor declares such power of attorney irrevocable by Pledgor or any other Person.

		(d)	The powers conferred on Secured Party under this Agreement
are solely to protect its rights under this Agreement and shall not impose any duty upon it to exercise any such powers. Except as elsewhere provided hereunder, Secured Party shall have no duty as to any of the Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral. Secured Party shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Securities, whether or not Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any of the Collateral.

		(e) 	As of the date of this Agreement, the true and correct
name of Pledgor as listed on Pledgor's certificate of incorporation is the name specified for Pledgor on the signature pages of this Agreement.
Pledgor has had no prior names and has not used and does not use any trade names. As of the date of this Agreement, Pledgor's State of incorporation is Missouri. As of the date of this Agreement, Pledgor's chief executive office is located as listed on Schedule 4.17 of the Loan Agreement. Without advance written notice to Secured Party and reasonable opportunity for Secured Party to take action to protect Secured Party's interests hereunder, Pledgor shall not change its name, its State of incorporation, or the location of its chief executive office.

Section 4.	Remedies.  During the continuation of any Event of Default (as defined in either the Master Agreement or the Loan Agreement):

	4.1	Interim Remedies.

		(a)	Secured Party may exercise all the rights and remedies of
a secured party under the UCC.

		(b)	Secured Party may prosecute actions in equity or at law
for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted or for the enforcement of any other appropriate legal or equitable remedy.

		(c)	Following written notice to Pledgor and to the extent
specified in such written notice, all rights of Pledgor to receive cash dividends or distributions shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive such cash dividends or distributions. All cash dividends or distributions received by Pledgor in violation of the foregoing shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor, and shall be promptly paid over to Secured Party to be held as Pledged Securities, as applicable, in the same form as so received (with any necessary endorsement).

		(d)	Following written notice to Pledgor and to the extent
specified in such written notice, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to this Agreement shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole
right to exercise such voting and other consensual rights.    Following such
notice from Secured Party, Pledgor authorizes all other parties to follow the instructions of Secured Party and ignore the instructions of Pledgor with respect to such rights.

		(e)	Following written notice to Pledgor and to the extent
specified in such written notice, Secured Party shall have the right, without further notice to Pledgor, to transfer or to register, in the name of Secured Party or any of its nominees, any of the Pledged Securities of Pledgor. In addition, Secured Party shall have the right at any time to exchange the certificates or instruments representing the Pledged Securities of Pledgor for certificates or instruments of smaller or larger denominations.

		(f)	Secured Party may require Pledgor to promptly assemble any
tangible Collateral and make it available to Secured Party at a place to be designated by Secured Party. Secured Party shall have no obligation to take any action to assemble or otherwise take control of the Collateral, whether for the purposes of sale or otherwise.

		(g)	Secured Party may take any action permitted under the
Transaction Documents and Loan Documents, including declaring the unpaid portion of the Secured Obligations to be immediately due and payable under the terms of the Transaction Documents and Loan Documents.

	4.2	Foreclosure.

		(a)	Secured Party may foreclose on the Collateral in any
manner permitted by the courts of or in the State of Texas or in any other jurisdiction. If Secured Party should institute a suit for the collection of the Secured Obligations and for the foreclosure of this Agreement, Secured Party may at any time before the entry of a final judgment dismiss the same, and take any other action permitted by this Agreement.

		(b)	Secured Party may exercise all the rights and remedies of
a secured party under the UCC, including foreclosure.

			(i)	If, in the opinion of Secured Party, there is any
question that a public or semipublic sale or distribution of any Collateral will violate any state or federal securities law, Secured Party in its discretion (A) may offer and sell securities privately to purchasers who will agree to take them for investment purposes and not with a view to distribution and who will agree to imposition of restrictive legends on the certificates representing the security, or (B) may, if lawful, sell such securities in an intrastate offering under Section 3(a)(11) of the Securities Act of 1933, as amended, and no sale so made in good faith by Secured Party shall be deemed to be not "commercially reasonable" because so made. Pledgor shall cooperate fully with Secured Party in all respects in selling or realizing upon all or any part of the Collateral. In addition, Pledgor shall fully comply with the securities laws of the United States and any states thereof and take such actions as may be necessary to permit
Secured Party to sell or otherwise dispose of any securities pledged hereunder in compliance with such laws (but Pledgor shall have no obligation under this Agreement to register the Pledged Securities under the Securities
Act of 1933).

			(ii)	Secured Party may sell any Collateral at public or
private sale, at the office of Secured Party or elsewhere, for cash or credit and upon such other terms as Secured Party deems commercially reasonable. Secured Party may sell any Collateral at one or more sales, and the security interest granted hereunder shall remain in effect as to the unsold portion of the Collateral. If notice is required by law, Pledgor hereby deems ten days advance notice of the time and place of any public or private sale reasonable notification, recognizing that if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, shorter notice may be reasonable.
Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned. In the event that any sale hereunder is not completed or is defective in the opinion of Secured Party, Secured Party shall have the right to cause subsequent sales to be made hereunder. Any statements of fact or other recitals made in any bill of sale, assignment, or other document representing any sale hereunder, including statements relating to the occurrence of an Event of Default, acceleration of the Secured
Obligations, notice of the sale, the time, place, and terms of the sale, and other actions taken by Secured Party in relation to the sale shall be conclusive evidence of the truth of the matters so stated. Secured Party may delegate to any agent the performance of any acts in connection with any sale hereunder, including the sending of notices and the conduct of the sale.

	4.3	Application of Proceeds.  Unless otherwise specified herein, any cash proceeds received by Secured Party from the sale of, collection of, or other realization upon any part of the Collateral or any other amounts received by Secured Party hereunder may be, at the discretion of Secured
Party applied to the Secured Obligations. Amounts applied to the Secured Obligations shall be applied in the following order: First, to the payment of the costs and expenses of exercising Secured Party's rights hereunder, whether expressly provided for herein or otherwise; and second, to the payment of the Secured Obligations in the order set forth in the Master Agreement and Loan Agreement, and, if no order of application is so provided for, then in the order determined by Secured Party. Any surplus cash collateral or cash proceeds held by Secured Party after payment in full of the Secured Obligations and the termination of all commitments of Secured
Party to Pledgor shall be paid over to Pledgor or to whomever may be lawfully entitled to receive such surplus.

	4.4	Waiver of Certain Rights.  To the full extent Pledgor may do so,
Pledgor shall not insist upon, plead, claim, or take advantage of any law providing for any appraisement, valuation, stay, extension, or redemption, and Pledgor hereby waives and releases the same, and all rights to a marshaling of the assets of Pledgor, including the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the liens and security interests hereby created. Pledgor shall not assert any right under any law pertaining to the marshaling of assets, sale in inverse order of alienation, the administration of estates of decedents, or other matters whatever to defeat, reduce, or affect the right of Secured Party under the terms of this Agreement.

Section 5.	Miscellaneous.

	5.1	Notices.  All notices and other communications under this
Agreement shall be in writing and mailed, telecopied, hand delivered, or delivered by a nationally recognized overnight courier, to the address for the appropriate party specified in the Loan Agreement or at such other address as shall be designated by such party in a written notice to the other parties. Mailed notices shall be effective when received. Telecopied notices shall be effective when transmission is completed. Delivered notices shall be effective when delivered by messenger or courier.

	5.2	General.  This Agreement shall be subject to and construed and enforced in accordance with the substantive laws of the State of Texas and the applicable laws of the United States, without regard to any principles of conflicts of laws thereof which would select another law. If any provision in this Agreement is held to be unenforceable, such provision shall be severed and the remaining provisions shall remain in full force and effect. All representations, warranties, and covenants of Pledgor in this Agreement shall survive the execution of this Agreement, any Transaction Documents, any Loan Documents, and any other contract or agreement. If a due date for an amount payable is not specified in this Agreement, the due date shall be the date on which Secured Party demands payment therefor. Secured Party's remedies under this Agreement and the Transaction Documents and the Loan Documents shall be cumulative, and no delay in enforcing this Agreement and the Transaction Documents and the Loan Documents to which Pledgor is a party shall act as a waiver of Secured Party's rights hereunder. The provisions of this Agreement may be waived or amended only in a writing signed by the party against whom enforcement is sought. This Agreement shall bind Pledgor and its successors and assigns and shall inure to the benefit of Secured Party and its successors and assigns. Pledgor may not assign its rights or delegate its duties under this Agreement. Secured Party may, after notice thereof to Pledgor, assign its rights or delegate its duties under this Agreement without the consent of Pledgor. Notwithstanding any other provision of this Agreement, Secured Party may, at any time, assign its rights and duties under this Agreement to its Affiliates. This Agreement may be executed in multiple counterparts each of which shall constitute one and the same agreement.

THIS WRITTEN AGREEMENT, THE TRANSACTION DOCUMENTS, AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE
CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Executed as of the date first above written.


PLEDGOR:

HUNTCO INC.

By: _______________________
	Robert J. Marischen
	President & CEO



SECURED PARTY:

ENRON NORTH AMERICA CORP.

By:
Name:
title:

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                                   Schedule I

                       Description of pledged securities


Subsidiary						Type and Amount of Ownership

Huntco Nevada, Inc.	                  Shareholder of 100 issued and
                                          outstanding shares of stock of
                                          Huntco Nevada, Inc., constituting
                                          100% ownership.

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Similar Pledge Agreement executed by Huntco Nevada, Inc. in favor of
Enron North America Corp., whereby Huntco Nevada, Inc. pledged all of the common stock interests of Huntco Steel, Inc. and Midwest Products, Inc. to Enron North America Corp.